EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-121076, No. 333-119700, No. 333-107304 and 333-269563) and on Form S-8 (No. 333-116093, No. 333-173175, No. 333-182934, No. 333-201332, No. 333-231651 and 333-248503) of Travelzoo of our report dated March 31, 2023, except for the restatement described in Note 17 as to which the date is August 14, 2023, relating to the consolidated financial statements of Travelzoo, appearing in this Annual Report on Form 10-K/A of Travelzoo for the year ended December 31, 2022.

/s/ RSM US LLP

San Jose, California
August 14, 2023